Exhibit 10.44

SUBLEASE

THIS SUBLEASE (this “Sublease”), dated as of the 17th day of September, 2003, between PHARMACIA & UPJOHN COMPANY, a Delaware corporation, having an office c/o Pharmacia Corporation, 100 Route 206 North, Peapack, New Jersey 07977 (herein called “Sublessor”), and DENDRITE INTERNATIONAL, a New Jersey corporation, having an office at 1200 Mt. Kemble Avenue, Morristown, New Jersey 07960 (herein called “Subtenant”).

W I T N E S S E T H

WHEREAS, Pharmacia Corporation, a Delaware corporation (“Pharmacia”), as tenant, and Somerset Financial Center, L.L.C., as landlord (“Somerset”), entered into that certain Agreement of Lease dated as of May 4, 2000 (the “Lease”), as such lease is amended by that certain First Amendment to Agreement of Lease dated as of August 14, 2000 (the “Amendment”) between Somerset and Pharmacia (the Lease and the Amendment collectively, hereinafter the “Main Lease”), which Main Lease demises the buildings commonly known as 1425 Route 206 (“Building 1”) and 1405 Route 206 (“Building 2”; together with Building 1, each, a “Building” and together, the “Buildings”) and located in the planned commercial office development known as Somerset Financial Center (the “Office Park”) and situated in the Township of Bedminster, County of Somerset, State of New Jersey; and

WHEREAS, pursuant to a certain Assignment and Assumption of Lease dated February 27, 2001, Pharmacia assigned its entire interest in the Main Lease to PCM Leasing Liability Company (“PCM”), a Delaware limited liability company and an Affiliate (as such term is defined in the Main Lease) of Pharmacia, and PCM subsequently sublet the entire Demised Premises (as such term is defined in the Main Lease) to Sublessor (as an Affiliate of both PCM and Pharmacia) pursuant to that certain Sublease dated February 27, 2001; and

WHEREAS, Somerset sold the Office Park and assigned the Main Lease to Simon Halegoua, Isaak Ino Halegoua, Jacob Halegoua, The Germain Halegoua Retained

Annuity Trust u/a dated June 16, 1995 f/b/o Rachel Ettie Halegoua, The Germain Halegoua Retained Annuity Trust u/a dated June 16, 1995 f/b/o Jason Erik Halegoua and The Germain Halegoua Retained Annuity Trust u/a dated June 16, 1995 f/b/o Jamie Adam Halegoua, collectively d/b/a Jaygrace Co., which subsequently sold the Office Park and assigned the Main Lease to Jaygrace Co., L.L.C., with an address at 1 Crescent Road, Port Jefferson, New York 11777 (“Overlandlord”); and

WHEREAS, Sublessor has opted to exercise its option under Paragraph 27 of the Main Lease to sublease the premises described herein pursuant to this Sublease.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             BASIC SUBLEASE PROVISIONS AND DEFINITIONS.  In addition to other terms defined elsewhere in this Sublease, the following terms whenever used in this Sublease shall only have the meanings set forth in this paragraph, unless such meanings are expressly modified, limited or expanded elsewhere herein:

(a)           Subleased Premises:  The Subleased Premises shall consist of: (i) during the First Phase Period (as hereinafter defined), thirty-eight thousand eight hundred and thirty-three (38,833) square feet in Building 1 (which constitutes the entire second (2nd) floor), plus a local area network room (“LAN Room”)) consisting of two thousand two hundred seventy-seven (2,277) square feet, plus an undivided share of the existing cafeteria (consisting of seven thousand seven hundred thirty-eight (7,738) square feet, of which Subtenant shall be deemed for purposes of this Sublease to be renting one thousand three hundred fifty-five (1,355) square feet) located in Building 1 to be used in common with Sublessor during the First Phase Period, for a cumulative total of forty-two thousand four hundred sixty-five (42,465) square feet in Building 1, all as depicted on Exhibit A-1 attached hereto and made a part hereof (the “First Phase Space”), all of which is part of the space leased under the Main Lease to Sublessor; (ii) during the Second Phase Period (as hereinafter defined), all of the remaining space leased to Sublessor under the Main Lease in both Buildings, for a combined total of two hundred thirty-three thousand (233,000) square feet, which represents the entire space leased to Sublessor under the Main Lease and which Sublessor represents is the basis that Sublessor is paying rent under the Main Lease, all as depicted on Exhibit A-2 attached hereto and made a part hereof.  During the First Phase Period, Subtenant shall have the right to use the lobby of Building 1 in common with Sublessor, provided such use shall be in accordance with the terms and provisions of the Main Lease and this Sublease.  During the First Phase Period, Subtenant shall have the right to use the loading dock area of Building 1 in common with Sublessor, provided such use is during Business Hours and does not interfere or adversely affect in a material way Sublessor’s use thereof, and provided further that such use shall be in accordance with the terms and provisions of the Main Lease and this Sublease.  During the First Phase Period, any use of the loading dock area of Building 1 after Business Hours by Subtenant shall be approved in advance by Sublessor and Sublessor may, at its option, have a security representative present, the reasonable cost of which shall be borne solely by Subtenant.

(b)           Term:  The Term of this Sublease shall consist of the First Phase Period (as hereinafter defined) and the Second Phase Period (as hereinafter defined).  The “First Phase Period” shall mean the period commencing on the date (the “Commencement Date”) which is the later of: (i) thirty (30) days following the execution of this Sublease by Sublessor and Subtenant, or (ii) the date the consent of Overlandlord to this Sublease is received (subject to the provisions of Paragraph 32 of this Sublease), and ending on the First Phase Period Expiration Date.  The “Second Phase Period” shall mean the period commencing on May 1, 2004 (the “Second Phase Period Commencement Date”) and ending on the Second Phase Period Expiration Date.

(c)           Expiration Date:

(i)            First Phase Period Expiration Date.  The First Phase Period Expiration Date shall mean the period ending at 11:59:59 p.m. on April 30, 2004.

(ii)           Second Phase Period Expiration Date.  The Second Phase Period Expiration Date shall mean the period ending at 11:59:59 p.m. on October 30, 2015.

All references to the term “Expiration Date” in the Main Lease shall be deemed to refer to the Second Phase Period Expiration Date.

(d)           Renewal Terms:  None.

(e)           Fixed Rent:  The Fixed Rent is payable by Subtenant in the following Monthly Fixed Rent installments (each such installment being one-twelfth (1/12th) of Fixed Rent payable) during the Term of this Sublease, beginning on the date which is four (4) months after the Commencement Date (the “Rent Commencement Date”):

Period	Annual Fixed Rent	Monthly Fixed Rent	Per Square Foot	Square Footage
Rent Commencement Date – 7/31/2004	$870,532.50	$72,544.38	$20.50	42,465 s.f.
8/1/2004 – 10/31/2005	$4,776,500.00	$398,041.67	$20.50	233,000 s.f.
11/1/2005 – 10/31/2011	$4,893,000.00	$407,750.00	$21.00	233,000 s.f.
11/1/2011 – 10/31/2015	$5,009,500.00	$417,458.33	$21.50	233,000 s.f.

Except as may otherwise be provided in Paragraph 14 of this Sublease, in no event shall the Rent Commencement Date be later than February 15, 2004.

(f)            Late Charge:  If payment of any Fixed Rent or Additional Rent shall not have been paid by the fifth (5th) day after the date on which such amount was due and payable then, in addition to, and without waiving or releasing, any other remedies of Sublessor, a late charge of three percent (3%) per annum over the prime rate as announced by Citibank, N.A., or the then maximum lawful interest rate, whichever shall be less, from the date on which such amount was due, on the amount overdue shall be payable on demand by Subtenant to Sublessor as damages for Subtenant’s failure to make prompt payment.  The late charges for any month shall be payable on the first day of the following month, and in default of payment of any late charges, Sublessor shall have (in addition to all other remedies) the same rights as provided in this Sublease (including the provisions incorporated by reference) for nonpayment of Fixed Rent.  Nothing in this paragraph contained and no acceptance of late charges by Sublessor shall be deemed to extend or change the time for payment of Fixed Rent or Additional Rent.

(g)           Subtenant’s Proportionate Share of the Office Park:  During the First Phase Period, Subtenant’s Proportionate Share of the Office Park shall be 18.2%.  During the Second Phase Period, Subtenant’s Proportionate Share of the Office Park shall be 100%.

(h)           Letter of Credit Amount:  Two Million Four Hundred Thousand Dollars ($2,400,000) at the Commencement Date, which shall be increased to Four Million Eight Hundred Thousand Dollars ($4,800,000) at the Second Phase Period Commencement Date, all in accordance with and subject to Paragraph 25 of this Sublease.

(i)            Subtenant’s S.I.C. Code (as per most recent S.I.C. Manual as published by the United States Office of Management Budget):  7372

(j)            Designated Brokers:  Binswanger and Williams Real Estate of New Jersey LLC.

(k)           Number of Subtenant Allocated Parking Spaces:  During the First Phase Period, Subtenant shall be allocated and shall have the exclusive right to park its vehicles in all of the existing and future outdoor, above-ground visitor parking spaces (the “Visitor Spaces”) allocated to the Buildings in direct proportion to Subtenant’s Proportionate Share of the Office Park, as more particularly depicted on Exhibit B attached hereto and made a part hereof; provided, however, Subtenant shall not be permitted to use any of the 108 underground executive spaces (the “Garage Spaces”) at the Office Park until the beginning of the Second Phase Period.  During the Second Phase Period, Subtenant shall have the exclusive right to 100% of the Visitor Spaces and 100% of the Garage Spaces allocated to each Building.  Construction of any future parking spaces shall be at Subtenant’s sole cost and expense and shall be constructed in accordance with the terms of this Sublease and the Main Lease.  Notwithstanding anything herein to the contrary, any such spaces allocated to Subtenant shall not be marked as reserved for Subtenant, nor shall Sublessor be responsible for policing the usage of such spaces.  At the written request of Subtenant, Sublessor agrees to reasonably cooperate and assist Subtenant, at no additional cost, expense or significant time commitment to Sublessor, in securing the consent of Overlandlord and/or the municipal authorities, to the extent required, for the expansion of the Visitor Spaces for the Office Park, as may be provided under the approved site plan for the Office Park.  Sublessor makes no representation as to whether any such expansion of the Visitor

Spaces shall be permitted under any approved site plan for the Office Park and Subtenant acknowledges and agrees that its obligations under this Sublease shall be in no way conditioned upon whether Subtenant receives or is denied approval to construct the additional Visitor Spaces.

(l)            Base Year:  For purposes of this Sublease, the Base Year shall be 2004.

(m)          Common Areas.  For purposes of this Sublease, the definition of “Common Areas” as set forth in Paragraph 1(d) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced and restated in its entirety as follows:

“The ‘Common Areas’ shall consist of those parts of the Land and the Office Park designated by Landlord for the common use of Landlord, all tenants of both Buildings and any other persons entitled to use the same, such Common Areas to include, among other things, utility lines; pump stations; drainage basins; oil/water separators; drainage swales; pipes and outfalls; detention or retention ponds; and other facilities on or serving the Land; non-exclusive parking facilities (including non-exclusive garage and surface parking areas); walkways; access drives; exterior Building signage; exterior landscaped areas on the Land; and other facilities or Improvements (as hereinafter defined) owned, operated or maintained, in whole or in part, by Landlord for use by all tenants of both Buildings.”

(n)           Improvements.  The definition of “Improvements” as set forth in Paragraph 1(e) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced and restated in its entirety as follows:

“For purposes of this Lease, the term ‘Improvements’ shall mean and include all, whether existing now or in the future, buildings on the Land, including both Buildings, and/or appurtenant structures or improvements of any kind on the Land, whether above, on, or below the Land surface, including, without limitation, outbuildings, loading areas, canopies, walls, waterlines, sewer, electrical and gas distribution facilities, parking facilities (including garage and surface parking areas), walkways, curbs, roads, rights-of-way, access drive, fences, hedges, exterior plantings, poles and signs.”

(o)           Building Real Estate Taxes:  For purposes of this Sublease, the definition of “Building Real Estate Taxes” as set forth in Paragraph 3(a) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced and restated in its entirety as follows:

“‘Building Real Estate Taxes’ shall mean all real property taxes and assessments now or hereafter imposed upon both Buildings, the Demised Premises and other real property or improvements located upon, included with, or assessed as part of both Buildings or the Demised Premises as well as any payments imposed upon both Buildings, the Demised Premises and other real property or improvements located upon, included with, or assessed as part of both Buildings or the Demised Premises in-lieu of any such real property taxes and assessments.  If, due to a change in the method of taxation or assessment, any franchise, income, profit or other tax, however designated, shall be substituted by the applicable taxing authority, in whole or in part, for the Building Real Estate Taxes now or hereafter imposed, such franchise, income, profit or other tax shall be deemed to be included in the term “Building Real Estate Taxes.”  Building Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income, capital stock tax, corporate, capital levy, stamp, or transfer tax (except to the extent that, as provided for above, such tax is substituted for and in lieu of Building Real Estate Taxes now or hereafter imposed) and shall not include Office Park Real Estate Taxes.”

(p)           Real Estate Taxes.  For purposes of this Sublease, the definition of “Real Estate Taxes” as set forth in Paragraph 3(a) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced and restated in its entirety as follows:

“‘Real Estate Taxes’ shall mean all Building Real Estate Taxes and Office Park Real Estate Taxes.”

(q)           Building Operating Expenses:  For purposes of this Sublease, the definition of “Building Operating Expenses” as set forth in Paragraph 3(a) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced and restated in its entirety as follows:

“‘Building Operating Expenses’ shall mean the total of all the costs and expenses paid or incurred by Landlord (and/or others to the extent that costs paid or incurred by others are chargeable to Landlord) with respect to and to the extent reasonably allocable to the management, operation, maintenance and repair of both Buildings and/or the Demised Premises and the required services provided tenants therein, excepting electrical energy and other utility expenses paid directly by Tenant to the applicable utility supplying said service pursuant to Paragraph 15 of this Lease, including, but not limited to: all utilities, including without limitation, water, electricity, gas, lighting, sewer and waste disposal; air conditioning, ventilation and heating; maintenance of elevators; operation, maintenance, repair or replacement of utility lines, pump stations, drainage basins, drainage swales, pipes and outfalls, oil water separators, and other facilities located in or serving both Buildings and/or the Demised Premises; maintenance and painting of non-tenanted areas (if any); fire, all-risk, boiler and machinery, sprinkler, apparatus, public liability, property damage, rent, and plate glass insurance, to the extent maintained; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, worker’s compensation insurance, payroll, social security, unemployment, and other similar taxes with respect to employees of Landlord and its managing agents (if any); uniforms and workers’ clothes for such employees and the cleaning thereof and other similar employees benefits and expenses imposed on Landlord and/or its managing agents (if any) pursuant to law or to any collective bargaining agreement with respect to Landlord’s and/or its managing agent’s employees (up to and including the Building manager for both Buildings) to the extent and in such proportion that the services of such employees are dedicated to the operation of both Buildings and/or the Demised Premises; the cost for a bookkeeper and for an accountant and any other professional and consulting fees, including legal and auditing fees to the extent and in such proportion that the services of such professional and consultants are dedicated to the operation of both Buildings and/or the Demises Premises; the expenses, including payments to attorneys and appraisers, incurred by Landlord in connection with any application or proceeding wherein Landlord obtains or seeks to obtain reduction or refund of the Building Real Estate Taxes payable or paid; management fees of both Buildings and/or the Demises Premises; and any other expenses of any kind whatsoever reasonably incurred in managing, operating, maintaining, or repairing both Buildings and/or the Demises Premises.  Notwithstanding anything to the contrary provided in the foregoing definition, Building Operating Expenses shall not include any Office Park Operating Expenses.”

2.             DEMISE AND ASSUMPTION.  Sublessor hereby leases to Subtenant, and Subtenant hereby hires from Sublessor, the Subleased Premises together with the non-exclusive right to use any pedestrian easements and/or vehicular easements which may exist from time to time for the benefit of owners and occupants of the Building then currently occupied by Subtenant over any portion of the Land (as hereinafter defined) or any adjacent parcels in the Office Park, together with all other Common Areas (but subject to Subtenant’s right to park as provided in Paragraph 1(k) of this Sublease), for the Term commencing on the Commencement Date and ending on the Second Phase Period Expiration Date, or such earlier date upon which the Term may expire or be terminated pursuant to the provisions of this Sublease or the Main Lease or pursuant to law, upon the terms and conditions set forth in this Sublease.  The parcel of land on which each Building is located (the “Land”) and the Office Park are more particularly shown on the site plan attached hereto as Exhibit A.  This Sublease and the tenancy hereby created shall cease and terminate at the Second Phase Period Expiration Date without the necessity of any notice from either Sublessor or Subtenant to terminate the same, and Subtenant hereby waives notice to vacate the Subleased Premises and Subtenant agrees that Subtenant shall have no interest in the Subleased Premises upon the expiration of this Sublease.  Subtenant hereby assumes all of the obligations of Sublessor as tenant under the Main Lease (to the extent applicable to the space hereby sublet for the Term of this Sublease).  Subtenant shall be afforded reasonable access to the Subleased Premises during Business Hours prior to the commencement of the First Phase Period and/or the Second Phase Period, upon at least 48 hours advance written notice to Sublessor, for the sole purpose of taking measurements therein to prepare for the commencement of the performance of approved Alterations (as hereinafter defined) therein; provided, however, that Subtenant shall not have the right during such access to make any modifications, improvements or alterations or take any invasive measures whatsoever and Sublessor shall have the right to have a representative present during all such times.

3.             SUBORDINATE TO MAIN LEASE.  This Sublease is and shall be subject and subordinate to the Main Lease and to the matters to which the Main Lease is or shall be subject and subordinate.  Sublessor represents that a full and complete copy of the Main Lease, as amended, has been delivered to Subtenant, with certain provisions regarding certain terms of the deal between Sublessor and Overlandlord having been redacted, and Subtenant acknowledges receipt of the same. To Sublessor’s knowledge, the Main Lease is, as of the date hereof, in full force and effect. To Sublessor’s knowledge, no event of default has occurred under the Main Lease which remains uncured beyond the expiration of all applicable notice and cure periods, and, to Sublessor’s knowledge, no event has occurred and is continuing which would constitute an event of default under the Main Lease but for the requirement of the giving of notice and/or the expiration of the period of time to cure.

4.             INCORPORATION BY REFERENCE.  The terms, covenants and conditions of the Main Lease are incorporated herein by reference so that, except to the extent that they are inapplicable or modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Main Lease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Main Lease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean, respectively, “Sublessor” and “Subtenant” in this Sublease, and as if the words “Demised Premises,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean this “Sublease.”  Subtenant shall pay upon demand for any special services or requirements of Subtenant, including, without limitation, overtime air conditioning, extra cleaning, extra elevator use, and extra water use.  The time limits contained in the Main Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by one-half the number of days, or by seven  (7) days, whichever is less, so that in each instance Subtenant shall have seven (7) days less or one-half the amount of time to observe or perform hereunder than Sublessor has as the tenant under the Main Lease.  Paragraphs I, II, III, IV, VI, VII, VIII, IX, X, XI, XII and XIII of the Preamble of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and are hereby replaced by Paragraphs 1(a) through 1(k) of this Sublease.  Paragraph 1(a) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and is hereby replaced by Paragraph 2 hereof.  Paragraphs 2(a) and 2(b) of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease and are hereby replaced by Paragraph 13 hereof.  Paragraph 1(b), Paragraph 1(c)(ii) in its entirety after the first sentence, and Paragraphs 2(c), 3(c), 3(d), 3(e) (after the second reference to the word “Tenant” and continuing to the end of the provision), 3(f), 3(g), 4(a), 4(b), 5(c), 5(f), 9, 15(a) (after the Second Phase Period Commencement Date), 15(c), 15(d), 15(e) (prior to the commencement of the Second Phase Period), 16(b), 18, 20, 22, 23, 27, and 32 and of the Lease, Paragraphs 3(b), 3(c), 3(d), 3(e), 3(f), 3(g), 3(i), 3(j) and 3(l) of the Amendment, and Exhibit A, Exhibit A-1, Exhibit B, Exhibit C (including Schedule 1 and Schedule 2) and Exhibit E of the Main Lease shall be deemed deleted for the purpose of incorporation by reference in this Sublease.  Any non-liability, indemnity or hold harmless provision in the Main Lease for the benefit of the landlord under the Main Lease, that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublessor, Overlandlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  Any right of Overlandlord of access or inspection and any right of Overlandlord to do work in the premises demised under the Main Lease or in the Building(s) and any right of Overlandlord in respect of rules and regulations shall be deemed to inure to the benefit of Sublessor, Overlandlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.  If Sublessor receives, in connection with

Operating Expenses and Real Estate Taxes, any written notice, demand, statement or invoice from Overlandlord or any third party vendor, Sublessor shall promptly give a copy thereof to Subtenant, and Subtenant shall not have the right to audit any such notices, demands, statements or invoices, nor shall Subtenant have the right to audit Sublessor’s Statement (as hereinafter defined).

5.             OPERATING EXPENSES AND REAL ESTATE TAXES.

(a)           From and after January 1, 2005 and continuing until the Second Phase Period Expiration Date, Subtenant shall pay to Sublessor as Additional Rent, in advance, without demand and without any setoff or deduction, the amount (“Expense Adjustment Amount”) by which the total of the Real Estate Taxes in a Lease Year (as such term is defined in Paragraph 3(a) of the Main Lease) and Operating Expenses (as such term is defined in Paragraph 3(a) of the Main Lease) in a Lease Year exceeds the total of Real Estate Taxes and Operating Expenses for the Base Year, respectively.  The Expense Adjustment Amount with respect to each Lease Year shall be paid in equal monthly installments, in advance, on the first day of each month during such Lease Year in an amount estimated from time to time by Sublessor and communicated by written notice to Subtenant, together with the basis for such estimation.  In the event that said estimate is delivered to Subtenant after the first day of January of the applicable Lease Year, said amount, so estimated, shall be payable as Additional Rent, in equal monthly installments, in advance, on the first day of each month over the balance of such Lease Year, with the number of installments being equal to the number of full calendar months remaining in such Lease Year.  Subtenant shall continue to pay such estimated amount of Expense Adjustment Amount for each subsequent Lease Year thereafter on or before the first (1st) day of each month in advance without demand and without any setoff or deduction, but the aforesaid estimated amount of the Expense Adjustment Amount may be adjusted and revised by Sublessor after the end of each calendar year during the Term on the basis of the projected Operating Expenses and Real Estate Taxes for the subject lease year, which projection shall be given to Subtenant.  Notwithstanding anything herein to the contrary, in event that the total of the Real Estate Taxes in a Lease Year and Operating Expenses in a Lease Year are equal to or less than the total of Real Estate Taxes and Operating Expenses for the Base Year, the Expense Adjustment Amount for such Lease Year shall be zero and Subtenant shall not be entitled to any credit or refund whatsoever for such Lease Year on account of Operating Expenses and Real Estate Taxes, except as provided in subparagraph (b) below.

(b)           As promptly as practicable following the close of each Lease Year, but in any event within one hundred twenty (120) days after such close (provided that Sublessor receives from Overlandlord a statement as described in the first sentence of Section 3(c)(iv) of the Main Lease within ninety (90) days following the end of each Lease Year, as provided in Section 3(c)(iv) of the Main Lease). Sublessor shall prepare and deliver to Subtenant a statement (“Sublessor’s Statement”) specifying Operating Expenses and Real Estate Taxes for the applicable Lease Year.  Sublessor shall compute the Expense Adjustment Amount for the applicable Lease Year based on Operating Expenses and Real Estate Taxes specified in Sublessor’s Statement and Sublessor shall deliver to Subtenant a statement of such amount based upon said Sublessor’s Statement.  Subtenant shall pay any deficiency to Sublessor as shown by such statement within ten (10) days after receipt of such statement.  If the total of the estimated monthly installments paid by Subtenant during any Lease Year exceeds the actual Expense Adjustment Amount due from Subtenant for such Lease Year, Sublessor shall, provided

Subtenant is not in default hereunder, at Sublessor’s option, either (i) refund such excess or (ii) credit such excess against the most current monthly installment or installments due Sublessor for its estimate of the Expense Adjustment Amount for the next following Lease Year.  A pro rata adjustment shall be made for a fractional Lease Year occurring during the term of this Sublease based upon the number of days of the term of this Sublease during said Lease Year as compared to three hundred sixty-five (365) days and all additional sums payable by Subtenant or credits due Subtenant as a result of the provisions of this paragraph shall be adjusted accordingly.

(c)           From time to time during any applicable Lease Year, Sublessor may reestimate, together with the basis for same, the amount of the Expense Adjustment Amount, and in such event Sublessor shall notify Subtenant, in writing, of such reestimate in the manner above set forth and fix monthly installments for the then remaining balance of such Lease Year in an amount sufficient to pay the reestimated amount over the balance of such Lease Year after giving credit for payments made by Subtenant on the previous estimate.

(d)           If, due to a future change in the method of taxation or in the taxing authority, any tax or excise on rents, gross receipts tax, or other tax, however described, is levied or assessed by the United States of America or the state in which the Office Park is located or any political subdivision thereof, against Sublessor in respect to the Fixed Rent, Additional Rent, or other charges reserved under this Sublease or as a result of Sublessor’s receipt of such rents or other charges accruing under this Sublease; the same shall be paid by Subtenant as Additional Rent hereunder; provided, however, Subtenant shall have no obligation to pay net income taxes of Sublessor.

(e)           Notwithstanding anything herein to the contrary, with respect to those certain non-infrastructure related operation and maintenance services set forth on Exhibit C attached hereto and made a part hereof, Sublessor agrees to reasonably cooperate with efforts to review operations and current service providers and other vendors to identity cost-saving opportunities by identifying such other service providers and vendors that may provide substantially similar services to those set forth on Exhibit C at a lower cost, provided that the replacement of the current vendor shall not adversely affect Sublessor’s maintenance and repair obligations under the Main Lease.  Notwithstanding the foregoing, all contracts for operation, maintenance and repair for the Buildings and the Office Park shall be entered into by Sublessor, at Sublessor’s reasonable discretion, subject to the preceding sentence, and to Paragraph 36 below.

(f)            In the event that the assessed value of the Office Park increases by an amount exceeding ten percent (10%) (the “Tax Threshold”) in a tax year, and provided that such increase in the assessed value of the Office Park was not caused by or the result of Subtenant’s actions at the Office Park, and further provided that Subtenant is not then in default under this Sublease, Subtenant, no more frequently than once every three (3) years, shall have the right to submit a written request to Sublessor, which request shall be considered by Sublessor, with respect to the contest or appeal of the increase in the assessed value of the Office Park over the Tax Threshold.  Sublessor, in Sublessor’s sole and absolute discretion, may elect to (i) file a tax appeal at any time, in accordance with the requirements set forth in the Main Lease, or (ii) not file a tax appeal in which event any increase in excess of the Tax Threshold shall be borne by Sublessor, at Sublessor’s sole cost and expense.  Notwithstanding the foregoing, in the event that Sublessor files a tax appeal, whether or not such tax appeal was requested by Subtenant,

Subtenant shall remain liable for payment of the entire Expense Adjustment Amount (which shall include any and all taxes based on the then assessed value of the Office Park) regardless of the outcome of Sublessor’s tax appeal, including any additional increases in the assessed value of the Office Park.  If a contest or appeal made by Sublessor shall result in a decrease in the assessed value of the Office Park, all credits or refunds over the Tax Threshold shall belong to and be remitted to Subtenant, and the remainder of any credits or refunds shall belong to and be remitted to Sublessor.  Notwithstanding anything herein to the contrary, the foregoing shall in no way limit or modify Sublessor’s rights to file a tax appeal as provided in the Main Lease; provided, however, that any appraisers, attorneys and other representatives selected by  Sublessor for any tax appeal shall be subject to the reasonable approval of Subtenant.

6.             AMENITIES.  Sublessor shall have sole and exclusive use of all existing amenities, including the fitness center, existing local area network room in Building 1 (the “Sublessor LAN Room”), existing security room in Building 1 (the “Sublessor Security Room”), company store, medical suite, training room, mailroom and data center until the space occupied by these areas is delivered to Subtenant.  By way of example and not limitation, until the Second Phase Period Commencement Date, Sublessor shall have the sole and exclusive use of (i) the Sublessor LAN Room, and (ii) the Sublessor Security Room.  During the First Phase Period, Sublessor and Subtenant shall share the cafeteria in Building 1 in common and Subtenant shall have access to the Sublessor LAN Room solely for the purpose of running and maintaining wires, provided that such access does not unreasonably interfere with Sublessor’s operations therein, and provided further that Sublessor shall have the right to have a representative present.

7.             SECURITY/GUARD SERVICES.  Beginning on the Commencement Date and continuing through the First Phase Period Expiration Date, the cost incurred by Sublessor to operate the existing Building security system and guard service shall be distributed proportionately to Subtenant based on Subtenant’s Proportionate Share of the Office Park.  Beginning on the Second Phase Period Commencement Date, or such earlier time that Sublessor vacates the Office Park, Subtenant, at its sole cost and expense, shall be responsible for the operation of any security system and/or guard service.  Notwithstanding the foregoing, Subtenant, at Subtenant’s sole cost and expense, shall provide its own guard service and/or security system on the second (2nd) floor of Building 1 until the First Phase Period Expiration Date.  Employees of Subtenant will have to show an identification pass to Sublessor’s security forces until the First Phase Period Expiration Date.  The parties acknowledge that safety and security devices, services and programs provided by Sublessor, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property.  The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Subtenant with respect to Subtenant’s property and interests, and Subtenant shall obtain insurance coverage against such losses resulting from criminal acts, as may be further described in the Main Lease.  During the First Phase Period, Subtenant agrees to cooperate in any reasonable safety or security program developed by Sublessor, required under the Main Lease or required by law and during the Second Phase Period, Subtenant agrees to cooperate in any reasonable safety or security program required under the Main Lease or required by law.

8.             PERFORMANCE BY SUBLESSOR.  Any obligation of Sublessor which is contained in this Sublease by the incorporation by reference of the provisions of the Main Lease may be observed or performed by Sublessor using commercially reasonable efforts to cause Overlandlord to observe and/or perform the same, and Sublessor shall have a reasonable time to enforce its rights to cause such observance or performance.  Sublessor shall not be required to furnish, supply or install anything under any article of the Main Lease.  Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor’s rights under the Main Lease, and, notwithstanding any provision to the contrary, as to obligations that pertain to the Subleased Premises and are contained in this Sublease by the incorporation by reference of the provisions of the Main Lease, Sublessor shall not be required to make any payment or perform any obligation or provide any services.  Sublessor shall not be responsible for any failure or interruption, for any reason whatsoever, other than as a direct result of Sublessor’s exclusive gross negligence, of the services or facilities that may be appurtenant to or supplied at the Building(s) under the Main Lease or otherwise, including, without limitation, heat, air conditioning, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublessor, unless directly and exclusively caused by the gross negligence of Sublessor.  Notwithstanding the foregoing, (i) upon the occurrence of an event that would give Sublessor the right to withhold or offset against Fixed Rent (as such term is defined in the Main Lease) as provided in Paragraph 17(b) of the Main Lease, Sublessor agrees to exercise such offset right following the written request of Subtenant, in which event Subtenant shall also be entitled to a proportionate reduction in the amount of Fixed Rent due to Sublessor under this Sublease, and (ii) upon the occurrence of an event that would entitle Sublessor to an abatement in Fixed Rent and Additional Rent (as such terms are defined in the Main Lease) as provided in Paragraph 15(b) of the Main Lease, Sublessor agrees that Subtenant shall also be entitled to a proportionate abatement in the amount of Fixed Rent and Additional Rent due to Sublessor under this Sublease.

9.             NO BREACH OF MAIN LEASE.  Neither Sublessor nor Subtenant shall do or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Main Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

10.           NO PRIVITY OF ESTATE.  Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Overlandlord.

11.           RELEASES.  Subtenant hereby releases Sublessor and Overlandlord or anyone claiming through or under Overlandlord by way of subrogation or otherwise to the extent that Sublessor released Overlandlord and/or Overlandlord was relieved of liability or responsibility pursuant to the provisions of the Main Lease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of Sublessor and Overlandlord which Sublessor is required to provide pursuant to the provisions of the Main Lease.

12.           RENT.  The rent reserved under this Sublease for the Term hereof shall be and consist of: (a) the Fixed Rent payable beginning on the Rent Commencement Date in Monthly Fixed Rent installments as specified in Paragraph 1(e) of this Sublease in advance, on or before the first day of each and every calendar month during the Term; plus (b) such additional rent (“Additional Rent”) in an amount equal to the Expense Adjustment Amount, all charges for services and utilities supplied by Sublessor hereunder, and any other charges as shall become due and payable by Subtenant hereunder whether or not the same is designated as Additional Rent, including, without limitation, the reasonable expenses incurred by Sublessor in the enforcement (after default by Subtenant hereunder beyond applicable cure periods) of any of the agreements, covenants, or obligations under this Sublease and including reasonable legal fees that may accrue (after default by Subtenant hereunder beyond applicable cure periods) in the event suit for rent or dispossess proceedings are necessary to obtain the possession of the Subleased Premises or to collect the rent; which Additional Rent shall be payable as hereinafter provided.  All rent due and payable by Subtenant hereunder shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever.  All Additional Rent and other charges payable hereunder, which are not due and payable on a monthly basis during the Term, unless otherwise specified herein, shall be due and payable within thirty (30) days of delivery by Sublessor to Subtenant of notice to pay the same.  Fixed Rent and Additional Rent shall be paid to Sublessor in lawful money of the United States at the address of Sublessor set forth at the head of this Sublease or to such other person and/or at such other address as Sublessor may from time to time designate by notice to Subtenant.  No payment by Subtenant or receipt by Sublessor of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublessor may accept any check or payment without prejudice to Sublessor’s right to recover the balance due or to pursue any other remedy available to Sublessor.  Any provision in the Main Lease referring to Fixed Rent or Additional Rent incorporated herein by reference shall be deemed to refer to the Fixed Rent and Additional Rent due under this Sublease, except as may otherwise be expressly provided herein.  If, in the event of a casualty or condemnation, Sublessor is entitled to a rent abatement pursuant to Paragraphs 10 or 26 of the Main Lease, Subtenant shall be entitled to a proportionate abatement in the Fixed Rent due under this Sublease, provided that Subtenant’s possession of the Subleased Premises is affected by such casualty or condemnation.

13.           USE.  Subtenant shall use and occupy the Subleased Premises for the Permitted Use (as set forth in Paragraph V of the Preamble of the Main Lease) and for no other purpose whatsoever.  To the extent required of Sublessor as Tenant under the Main Lease, Subtenant, at its expense, shall cause the Subleased Premises to comply with the certificate of occupancy relating thereto and shall cause the Subleased Premises to comply with all laws, statutes, ordinances, orders, rules, and regulations of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises.  Subtenant shall comply with all provisions of this Sublease and the Main Lease regarding maintenance of the Subleased Premises.

14.           POSSESSION; CONDITION OF SUBLEASED PREMISES SPACE “AS IS”.  Sublessor shall, at Sublessor’s cost, deliver the Subleased Premises to Subtenant on the Commencement Date and the Second Phase Period Commencement Date, as the case may be, in “broom-clean” condition and Subtenant represents that Subtenant is hiring the Subleased Premises “as is,” without any agreements, representations, warranties, obligations or understandings on the part of Sublessor to perform any alterations, repairs or improvements thereto unless expressly provided under this Sublease, and, except as otherwise provided in the

Main Lease, subject to all applicable zoning, municipal, county and state laws, ordinances, covenants of record and regulations governing and regulating the use of the Subleased Premises, and accepts this Sublease subject thereto and to all matters disclosed thereby.  If for any reason Sublessor cannot deliver possession of the Subleased Premises to Subtenant at the beginning of the First Phase Period or the Second Phase Period, this Sublease shall not be void or voidable, nor shall Sublessor be liable to Subtenant for any loss or damage resulting therefrom; provided, however, that in the event that Sublessor fails to vacate the Subleased Premises as required hereunder, then Subtenant shall be entitled to one (1) day of free Fixed Rent for every day of delay.  Notwithstanding the foregoing but subject to the preceding sentence, Subtenant’s obligation to pay its Monthly Fixed Rent installments shall commence on a date no later than February 15, 2004, unless the parties hereto agree in writing to extend the date required for obtaining the consent of Overlandlord (as more particularly described in Paragraph 32 of this Sublease) in which event the Rent Commencement Date shall be moved forward by one (1) day for each additional day that the parties agree to extend for receiving Overlandlord’s consent; provided, however, that in no event shall the Rent Commencement Date be moved to a date later than February 15, 2004 if the delay in receiving Overlandlord’s consent is caused by the act or omission of Subtenant.  If for any reason whatsoever, the Commencement Date is postponed, the Second Phase Period Expiration Date shall not be changed.  Except as provided in Paragraph 4 of this Sublease, in making and executing this Sublease, Subtenant has not relied upon or been induced by any statements or representations of any person (other than those, if any, set forth expressly in this Sublease) in respect of the physical condition of the Subleased Premises or of any other matter or thing affecting the Subleased Premises or this transaction which might be pertinent in considering the leasing of the Subleased Premises or the execution of this Sublease.

Subtenant has relied solely on such representations, if any, as are expressly made herein and on such investigations, examinations and inspections as Subtenant has chosen to make or have made, and Subtenant agrees that no claim or liability shall be asserted by Subtenant against Sublessor for, and Sublessor shall not be liable by reason of, breach of any representations or promises not expressly stated in this Sublease.  Subtenant acknowledges that Sublessor has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.

15.           BUILDING DIRECTORY AND EXTERIOR SIGNAGE.  Sublessor and Subtenant shall agree on signage to be used before May 1, 2004, and each party shall pay for the cost of signage attributable to such party.  After that date, Subtenant shall have all signage rights described in Paragraph 9 of the Main Lease and Paragraph 3(i) of the Amendment.

16.           HVAC SERVICE.  Subject to availability, and provided that Subtenant is not in default hereunder, additional heating, ventilating and air conditioning (“HVAC”) service during the hours of 8 p.m. through 3 a.m., Monday through Friday, and the hours of 3 p.m. through 3 a.m. on Saturday and Sunday may be made available to Subtenant from time to time during the First Phase Period.  Any such requests by Subtenant for additional HVAC service shall be made by Subtenant to Sublessor or its manager at least forty-eight (48) hours before Subtenant’s intended usage of such service.  During the First Phase Period, the additional HVAC service shall be charged to Subtenant based on its proportionate usage at the rate of $35.00 per hour, and shall be paid to Sublessor as Additional Rent within thirty (30) days after receipt of Sublessor’s invoice therefor.

17.           CONSENTS AND APPROVALS.  In any instance when Sublessor’s consent or approval is required under this Sublease, Sublessor’s refusal to consent to or approve any matter or thing shall be deemed reasonable if such consent or approval has not been obtained from Overlandlord, where such consent or approval of Overlandlord is required under the Main Lease.  In the event that Subtenant shall seek the approval by or consent of Sublessor and Sublessor shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublessor, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases, where Sublessor shall have expressly agreed in writing not to unreasonably withhold or delay its consent; provided, however, that Sublessor agrees, at the request of Subtenant and at no additional cost, expense or significant time commitment to Sublessor, to pursue the consent of Overlandlord and enforce its rights under the Main Lease with respect to such consent, provided that the foregoing shall in no event require Sublessor to bring any cause of action against Overlandlord at law or in equity, including, but not limited to, any cause of action for money damages.

18.           NOTICES.  All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid or by a nationally recognized overnight service.  Notices, consents, approvals, demands and requests which are served upon Sublessor or Subtenant in the manner provided herein shall be deemed to have been given or served for all purposes hereunder on the date of delivery or refusal of delivery.  All notices, consents, approvals, demands and requests shall be sent to the parties at the following respective addresses:

if intended for Sublessor:

Pharmacia & Upjohn Company

c/o Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention: Ronald J. Sarno, Director, Real Estate

and to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention: Kent S. Bernard, Esquire

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: J.J. Broderick, Esquire

if intended for Subtenant:

prior to the Second Phase Period Commencement Date:

Dendrite International

1200 Mt. Kemble Avenue

Morristown, New Jersey 07960

Attention: General Counsel

after the Second Phase Period Commencement Date:

Dendrite International

Somerset Financial Center

1405 & 1425 Route 206 South

Bedminster, New Jersey 07921

Attention: General Counsel

with a copy to:

Pitney, Hardin, Kipp & Szuch LLP

P.O. Box 1945

Morristown, New Jersey 07962

Attention:  Lawrence F. Reilly, Esquire

or at such other place as one party may from time to time designate in a notice given to the other party in accordance with the provisions of this Paragraph 18.

19.           TERMINATION OF MAIN LEASE.  If for any reason the term of the Main Lease shall terminate prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and, unless the termination results from the exclusive default of Sublessor thereunder, Sublessor shall not be liable to Subtenant by reason thereof; provided, however, that unless Subtenant is in default under this Sublease beyond any applicable grace period, or unless Subtenant is allowed to continue in possession of the Subleased Premises as a result of a direct relationship between Subtenant and Overlandlord, Sublessor shall not terminate or consent to the termination of the Main Lease without the prior written consent of Subtenant.

20.           ASSIGNMENT AND SUBLETTING.  Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the written consent of both Sublessor and Overlandlord; provided, however, that in the event Overlandlord consents to a proposed assignment, sublease or other transfer, then the consent of Sublessor to such assignment, sublease or other transfer shall not be required.  Neither the consent of Sublessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Subtenant of the requirement of obtaining the consent of Sublessor and Overlandlord to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises.  In the event Sublessor consents to any assignment of this Sublease, the assignee shall execute and deliver to Sublessor an agreement in form and substance reasonably satisfactory to Sublessor and satisfactory to Overlandlord whereby the assignee shall assume all of Subtenant’s obligations under this Sublease.  Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease, and if this Sublease shall be amended, or modified, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease as so amended or modified.  Any violation of any provision of this Sublease by any assignee, subtenant or other occupant shall be deemed a violation by the original Subtenant named herein, the then Subtenant and any other person(s) who at any time was or were Subtenant, it being the intention and meaning that the original Subtenant named herein, the then Subtenant and any other person(s) who at any time was or were Subtenant shall all be liable to Sublessor for any and all acts and omissions of any and all assignees, subtenants and other occupants of the Subleased Premises.  If this Sublease shall be assigned or if the Subleased Premises or any part thereof shall be sublet or occupied by any person or persons other than the original Subtenant named herein, Sublessor may collect rent from any such assignee and/or any subtenants or occupants, and apply the net amounts collected to the Fixed Rent and Additional Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Paragraph 20, or the acceptance of the assignee, subtenant or occupant as Subtenant, or a release of any person from the further performance by such person of the obligations of Subtenant under this Sublease.

21.           INSURANCE.  Subtenant shall maintain throughout the Term of this Sublease the insurance in respect of the Subleased Premises required under Paragraph 10 of the Main Lease, with Sublessor and Overlandlord as additional named insureds.  Subtenant shall deliver to Sublessor and Overlandlord fully paid for policies or certificates issued by the carriers or their duly authorized agents (and not by a broker) prior to the Commencement Date.  Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublessor and Overlandlord such renewal policies or certificates at least 30 days before the expiration of any existing policy.  All such policies shall meet the requirements in the Main Lease and shall be issued by companies licensed to do business in the State of New Jersey, and all such policies shall contain a provision whereby the same cannot be cancelled or modified unless Sublessor and Overlandlord are given at least thirty (30) days’ prior written notice by certified or registered mail of such cancellation or modification.

22.           ESTOPPEL CERTIFICATES.  Subtenant shall, within five (5) business days after each and every request by Sublessor (but not more than twice in any calendar year), execute, acknowledge and deliver to Sublessor a statement in writing executed and acknowledged by Subtenant containing all of the information set forth in Paragraph 8(a) of the Main Lease.  Any such statement delivered pursuant to this section may be relied upon by any prospective assignee or transferee of the leasehold estate under the Main Lease.

23.           ALTERATIONS; TENANT ALLOWANCE.

(a)           Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition (“Alterations”) in or to the Subleased Premises without obtaining the prior written consent of Sublessor and Overlandlord in each instance, to the extent required and otherwise in accordance with the provisions of Article 6 of the Main Lease which is incorporated herein by reference; provided, however, that (i) Sublessor agrees that its consent shall not be required for any Alteration which is approved in writing by Overlandlord under the Main Lease, (ii) Subtenant shall not be required to remove at the end of the Term any Alterations, if any, previously made by Sublessor and required to be removed under the terms of the Main Lease, or with respect to which Overlandlord’s consent is not required under the Main Lease, unless Subtenant’s Alterations affect in any manner an Alteration performed by Sublessor, in which event, the removal of the same shall be Subtenant’s responsibility at its sole cost and expense; and (iii) Sublessor shall not have the right to require Subtenant to remove any Alteration which Overlandlord does not require to be removed pursuant to the Main Lease.  Sublessor has no knowledge of any notice from Overlandlord requiring the removal of any Alteration made by Sublessor and consequently, subject to Subsection (iii) of the previous sentence, any Alterations made after the date hereof requiring removal shall be the responsibility of Subtenant.

(b)           As a material inducement to Subtenant to enter into this Sublease, Sublessor shall pay to Subtenant an allowance in the amount of Three Million Four Hundred Ninety-Five Thousand Dollars ($3,495,000) (the “Tenant Allowance”).  Subtenant shall be permitted to use the Tenant Allowance to perform Alterations to the Subleased Premises, provided that such Alterations are performed in accordance with the terms of this Sublease and the applicable provisions of the Main Lease.  The Tenant Allowance shall be payable by Sublessor to Subtenant after Subtenant provides to Sublessor copies of estimates from the contractors and subcontractors performing such Alterations and other supporting documentation reasonably required by Sublessor evidencing the estimated cost of such Alterations; provided, however, that at the beginning of the First Phase Period, in no event shall Sublessor pay an amount in excess of Subtenant’s Proportionate Share of the Office Park for the First Phase Period multiplied by the Tenant Allowance (i.e., 18.2% x $3,495,000, or $636,090.00); and provided, further, that the balance of the Tenant Allowance shall be paid at the beginning of the Second Phase Period in accordance with the foregoing provisions of this sentence but in no event shall Sublessor pay an amount in excess of $3,495,000, less any amounts paid to Subtenant during the First Phase Period.  Subject to Subtenant’s obligations pursuant to Paragraph 23(d) below, if Subtenant delivers a notice to Sublessor prior to satisfaction of the conditions set forth below that Subtenant is in dispute with any contractors, subcontractors or materialmen, and refuses to make payments at such time or if any contracts provide for retainage which has not then been finally paid, then any unpaid portion of the Tenant Allowance shall continue to be held for the benefit of Subtenant by Sublessor.  It is expressly understood and agreed that Subtenant shall complete, at its expense, any Alterations undertaken whether or not the Tenant Allowance is sufficient to fund such completion.  Within thirty (30) days of completion of any Alterations, Subtenant shall deliver to Sublessor (i) general releases and waivers of lien, from all contractors, subcontractors and materialmen involved in the performance of any Alterations and the materials furnished in connection therewith, and (ii) a certificate signed by an officer of Subtenant and by Subtenant’s general contractor stating that all contractors, subcontractors and materialmen have been paid for all work with respect to such Alterations and materials furnished through such date.  Notwithstanding anything to the contrary contained herein, Sublessor shall have no obligation to pay all or any portion of the Tenant Allowance so long as Subtenant is in default under this Sublease, or an event has occurred and is continuing which, with the giving of notice or the passage of time or both, would constitute a default on the part of Subtenant under this Sublease.  To the extent that Subtenant defaults in any obligation under this Sublease, Sublessor may setoff any such obligation or amount against any amounts owed by Sublessor to Subtenant under this Sublease.

(c)           Sublessor agrees to reasonably cooperate with Subtenant, at no additional cost, expense or significant time commitment to Sublessor, with Subtenant’s efforts to obtain any permits, licenses and/or approvals, including the approval of Overlandlord, that are necessary or desirable in connection with any work to be performed or installations to be made by or for Subtenant in accordance with this Sublease.

(d)           Subtenant shall pay all costs for the Alterations when due (including, but not limited to, any and all additional utility, security and other costs attributable to or incurred as a result of the Alterations directly to the vendor providing such services).  Subtenant shall keep the Subleased Premises, the Buildings, the Office Park and this Sublease free from any mechanics’, materialman’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with any Alterations.  Subtenant shall give Sublessor notice at least thirty (30) days prior to the commencement of any Alterations.  Subtenant shall remove any claim, lien or encumbrance, or stop or violation notices that are filed of record, by bond or otherwise within ten (10) days after notice by Sublessor.  If Subtenant fails to do so, Sublessor may pay the amount (or any portion thereof) or take such other action as

Sublessor deems necessary in its sole and absolute discretion, including, without limitation, drawing against the Letter of Credit (as hereinafter defined), to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof.  The amount so paid and costs incurred by Sublessor shall be deemed Additional Rent under this Sublease payable upon demand, without limitation as to other remedies available to Sublessor.  Nothing contained in this Sublease shall authorize Subtenant to do any act which shall subject Overlandlord’s title to, or any lender’s interest in, the Subleased Premises, the Buildings, the Office Park or this Sublease to any such claims, liens or encumbrances, or stop or violation notices, whether claimed pursuant to statute or other law or express or implied contract.

(e)           Sublessor shall pay to Subtenant an additional tenant allowance in the amount of One Million Three Hundred Ninety-Four Thousand One Hundred Forty and 47/100 Dollars ($1,394,140.47) (the “Additional Tenant Allowance”).  The Additional Tenant Allowance shall be payable by Sublessor to Subtenant in three (3) equal installments, payable as follows: (i) $464,713.49 upon Sublessor’s receipt of Subtenant’s second (2nd) Monthly Fixed Rent installment; (ii) $464,713.49 upon Sublessor’s receipt of Subtenant’s seventh (7th) Monthly Fixed Rent installment; and (iii) $464,713.49 upon Sublessor’s receipt of Subtenant’s thirteenth (13th) Monthly Fixed Rent installment.

24.           RIGHT TO CURE SUBTENANT’S DEFAULTS.  If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder, then Sublessor shall have the right, but not the obligation, after three (3) days’ notice to Subtenant, or immediately without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees.  Subtenant shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, as Additional Rent, provided such sums and costs were reasonable, together with a Late Charge, running from the date of the making of such expenditures.

25.           LETTER OF CREDIT.

(a)           On the Commencement Date and as a condition precedent to the effectiveness of this Sublease, Subtenant shall deliver to Sublessor, as protection for the full and faithful performance by Subtenant of all of its obligations under this Sublease and for all losses and damages Sublessor may suffer as a result of any breach or default by Subtenant under this Sublease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), substantially in the form attached hereto as Exhibit D and containing the terms required herein, payable in New York, New York, running in favor of Sublessor and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Letter of Credit Amount”) as set forth in Paragraph 1(h) hereof.  The Letter of Credit Amount shall be increased to Four Million Eight Hundred Thousand Dollars ($4,800,000) on the Second Phase Period Commencement Date.  The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is forty-five (45) days after the expiration of the Term, and Subtenant shall deliver a new Letter of Credit or certificate of renewal or extension to Sublessor at least thirty (30) days prior to the expiration of the Letter of Credit then held by Sublessor, without any action whatsoever on the part of Sublessor, (iii) be fully assignable by Sublessor, its successors and assigns in conjunction with an assignment of the Main Lease by Sublessor, provided that Sublessor or its assignee pays any fees of the issuing bank to effect such transfer, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1990-Rev) International Chamber of Commerce Publication #500 or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  The form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”)) shall be acceptable to Sublessor, in Sublessor’s reasonable discretion.  Sublessor shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable:  (1) such amount is due to Sublessor under the terms and conditions of this Sublease, or (2) Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Subtenant under the Bankruptcy Code and has not been dismissed within ninety (90) days after filing, or (4) the Letter of Credit is not renewed or replaced within the time period required by this Paragraph 25.

(b)           The Letter of Credit shall also provide that Sublessor, its successors and assigns, may, at any time and without notice to Subtenant and without first obtaining Subtenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity as a part of the assignment by Sublessor of its rights and interests in and to this Sublease.  In connection with any such transfer of the Letter of Credit by Sublessor, Subtenant shall, at Subtenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer; provided that Sublessor shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c)           If, as a result of any drawing by Sublessor on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Subtenant shall, within ten (10) business days after receipt of notice of same, provide Sublessor with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Paragraph 25, and if Subtenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Paragraph 25(a) above, the same shall constitute an incurable default by Subtenant.  Subtenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Sublessor nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Sublessor will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Sublessor, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and subject to renewal as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Sublessor in its sole discretion.  However, if the Letter of Credit is not timely renewed, or if Subtenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Paragraph 25, Sublessor shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Paragraph 25, and the proceeds of the Letter of Credit may be applied by Sublessor against any Fixed Rent and/or Additional Rent payable by Subtenant under this Sublease that is not paid when due and/or to pay for all losses and damages that Sublessor has suffered or that Sublessor reasonably estimates that it will suffer as a result of any breach or default by Subtenant under this Sublease.  Any unused proceeds shall constitute the property of Sublessor and need not be segregated from Sublessor’s other assets.  Sublessor agrees to pay to Subtenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Sublessor and not applied against any Fixed Rent and/or Additional Rent payable by Subtenant under this Sublease that was not paid when due or used to pay for any losses and/or damages suffered by Sublessor (or reasonably estimated by Sublessor that it will suffer) as a result of any breach or default by Subtenant under this Sublease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the U.S. Bankruptcy Code or any state bankruptcy code, then Sublessor shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

(d)           Subtenant hereby acknowledges and agrees that Sublessor is entering into this Sublease in material reliance upon the ability of Sublessor to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Subtenant under this Sublease.  If Subtenant shall breach any provision of this Sublease or otherwise be in default hereunder, Sublessor may, but without obligation to do so, and without notice to Subtenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Subtenant and/or to compensate Sublessor for any and all damages of any kind or nature sustained or which Sublessor reasonably estimates that it will sustain resulting from Subtenant’s breach or default hereunder.  The use, application or retention of the Letter of Credit, or any portion thereof, by

Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by any applicable law, it being intended that Sublessor shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled.  Subtenant agrees not to interfere in any way with payment to Sublessor of the proceeds of the Letter of Credit, either prior to or following a “draw” by Sublessor of any portion of the Letter of Credit, regardless of whether any dispute exists between Subtenant and Sublessor as to Sublessor’s right to draw upon the Letter of Credit.  No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.  Subtenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Sublessor and the Bank, (b) Subtenant is not a third party beneficiary of such contract, (c) the Letter of Credit and the proceeds thereof are solely the property of Sublessor and Subtenant shall have no right to require payment of any portion thereof except as provided in this Paragraph 25, and (d) in the event Subtenant becomes a debtor under any chapter of the U.S. Bankruptcy Code, neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublessor’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.  Any reference herein to a default or breach shall mean the continuation of such event after the expiration of any applicable grace period.

(e)           Provided that, as of each “Reduction Date” set forth below, Subtenant has not previously been nor is Subtenant then in breach of or in default under this Sublease, beyond the expiration of any applicable grace period, and provided further that, on or prior to the applicable Reduction Date, Subtenant tenders to Sublessor a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Paragraph 25, in the amount of the applicable Letter of Credit Amount as of such Reduction Date, the Letter of Credit Amount shall be reduced in accordance with the following schedule:

Reduction Date	Letter of Credit Amount
Third (3rd) anniversary of Second Phase Period Commencement Date	$3,500,000
Sixth (6th) anniversary of Second Phase Period Commencement Date	$2,250,000

Notwithstanding anything herein to the contrary and regardless of whether a Reduction Date has occurred, in the event that Subtenant breaches or otherwise defaults in its obligations under the Sublease (and such breach or default remains uncured at the expiration of any applicable grace period), the Letter of Credit Amount shall not be subject to any reduction whatsoever and shall be Four Million Eight Hundred Thousand Dollars ($4,800,000) for the balance of the Term of this Sublease.

26.           BROKERAGE.  Subtenant and Sublessor each represent and warrant to the other party that it has dealt directly with the Designated Brokers in negotiating and making of this Sublease, and that no other brokers other than the Designated Brokers have a claim as a result of any relationship with Subtenant or Sublessor on any consideration in connection with entering into this Sublease, and each party agrees to indemnify and hold harmless the other party from any claim or claims, as well as costs and expenses including attorneys’ fees incurred by such party in conjunction with any claim or claims, of any other broker or brokers claiming to have interested Subtenant in the Building(s) or Subleased Premises or claiming to have caused

Sublessor or Subtenant, as the case may be, to enter into this Sublease or claiming to have had dealings with Sublessor or Subtenant, as the case may be.  Pursuant to a separate agreement, Sublessor shall pay all commissions due to Williams Real Estate of New Jersey LLC, and Sublessor shall have no liability to Binswanger and Binswanger shall look solely to Williams Real Estate of New Jersey LLC for any commissions owed to Binswanger.

27.           WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM.  Each party hereby waives all right to trial by jury in any summary or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages.  Subtenant also hereby waives all right to assert or interpose a nonmandatory counterclaim in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

28.           NO WAIVER.  The failure of either party to insist in any one or more cases upon the strict performance or observance of any obligation of the other party hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation, right or option.  Sublessor’s receipt and acceptance of Fixed Rent or Additional Rent, or Sublessor’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach.  No waiver by either party of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by such party.

29.           COMPLETE AGREEMENT.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

30.           SUCCESSORS AND ASSIGNS.  The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

31.           INTERPRETATION.  Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of New Jersey.  If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.  If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

32.           CONSENT OF LANDLORD UNDER MAIN LEASE.  This Sublease shall have no effect until Overlandlord shall have given its written consent hereto and to Subtenant’s plans for Alterations, all in accordance with the terms of the Main Lease.  Sublessor agrees to make commercially reasonable efforts to secure the consent of Overlandlord, at no additional cost or expense to Sublessor, provided that Sublessor shall be responsible for the payment of Overlandlord’s costs, as provided in Paragraph 27 of the Main Lease.  Subtenant agrees that it shall be bound by the plans and specifications approved by Overlandlord in connection with Overlandlord’s approval of this Sublease.  If Overlandlord does not give its consent to this Sublease and such plans for any reason whatsoever within forty-five (45) days after the date hereof, (a) Sublessor shall not be obligated to take any further action to obtain such consent, (b) either party may elect to terminate this Sublease by written notice to the other party in which event this Sublease shall be deemed null and void and of no effect and neither party shall have any liability or obligation to the other party whatsoever, and (c) if Subtenant is then in possession of all or any part of the Subleased Premises, Subtenant shall immediately quit and surrender to Sublessor the Subleased Premises, shall remove all of its property and repair all damage caused by such removal and restore the Subleased Premises to the condition in which they were prior to the installation of the items so removed.  Subtenant’s obligations under clause (c) above shall survive the termination of this Sublease pursuant to clause (b) above.

33.           NO THIRD PARTY BENEFICIARIES.  No third parties may rely on the terms and conditions of this Sublease, except pursuant to Paragraph 30 above.

34.           SUBLESSOR’S LIABILITY LIMITED.  In the event Sublessor shall fail to perform any covenant, term or condition of this Sublease upon Sublessor’s part required to be performed, or if Subtenant shall make any claim arising out of Subtenant’s occupancy or use of the Subleased Premises based upon any action or omission of Sublessor, Subtenant covenants and agrees that Sublessor’s liability for any recovery of money judgment from Sublessor from and after the date of this Sublease shall not exceed the Letter of Credit Amount.  In no event shall the stockholders, partners, directors, officers, agents or employees of Sublessor (either individually or severally) be personally liable for any such judgment.  Furthermore, in no event shall Subtenant be entitled to an award of incidental or consequential damages arising out of any breach by Sublessor.  This paragraph shall inure to the benefit of Sublessor’s successors and assigns and their respective principals.

35.           UTILITIES.  Subtenant recognizes that separate electrical, gas, water and sewer meters have been installed in each Building.  During the First Phase Period, Subtenant shall pay to Sublessor, as Additional Rent, within thirty (30) days following rendition of a bill therefore, an amount equal to Subtenant’s Proportionate Share of the Office Park for such respective period with respect to the costs of electricity, gas, water and sewer service as measured by such meter, together with any administrative costs incurred by Sublessor by reason thereof without any mark-up for profit.  Sublessor shall not be liable in any way to Subtenant for failure or defect in the supply or character of any such service furnished to the Subleased Premises or to the Building by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason whatsoever not attributable to Sublessor.  Subtenant’s use of electric energy, gas, water and sewer in the Subleased Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Subleased Premises and shall be in accordance with the Main Lease.  The method and timing (but not more frequently than monthly) of billing such services shall be determined by Sublessor, using reasonable accounting principles, it being understood that it is not intended that Sublessor derive any profit from the supplying of electric energy or other utility service.  Prior to the commencement of the Second Phase Period, Subtenant shall contract to obtain electric energy, water, sewer, gas and any other utilities directly from the utility provider serving the Office Park, and Subtenant shall purchase and pay for such utilities directly to such utility providers.

36.           MANAGEMENT COMPANY AND SUBCONTRACTORS.

(a)           Subject to the provisions of the Main Lease, beginning on January 1, 2005, Subtenant may elect to initiate a selection process to replace the current management company for the Office Park by submitting a written request to Sublessor providing detailed information regarding the proposed replacement management company(ies) that will be evaluated.  Sublessor shall act reasonably in reviewing the proposed replacement management company(ies); provided, however, that Subtenant expressly acknowledges that Sublessor may withhold its consent under this Paragraph to any proposed replacement management company if such proposed replacement management company is not, in Sublessor’s reasonable opinion, an established and well-recognized management company.  Any contract entered into with respect to the management of the Office Park shall be entered into by Sublessor and the management company and shall be reasonably acceptable to Sublessor.  Sublessor shall have the right to review and approve (in its reasonable discretion) any and all documents, proposals, contracts and/or agreements related to the process of evaluating and replacing a management company.  Sublessor shall be permitted to provide input with respect to any and all infrastructure-related items.  Sublessor agrees that Subtenant shall have reasonable input with respect to those items set forth on Exhibit C.  Any and all reasonable costs incurred by Sublessor in connection with the evaluation and/or replacement of a management company shall be payable by Subtenant, at Subtenant’s sole cost and expense, as Additional Rent hereunder.  Notwithstanding anything herein to the contrary, the Office Park shall at all times during the Term of this Sublease be managed by a management company in accordance with the terms of this Sublease and in no event shall Subtenant be permitted to self-manage the Office Park.

(b)           Subject to the provisions of the Main Lease, beginning on January 1, 2005, Subtenant may elect to initiate a selection process to select and/or replace subcontractors to service the Office Park by submitting a written request to Sublessor providing detailed information regarding the proposed subcontractor(s) that will be evaluated.  Sublessor shall act reasonably in reviewing the proposed subcontractor(s).  Any contract entered into with respect to the provision of services for the Office Park shall be entered into by Sublessor and the subcontractor and shall be reasonably acceptable to Sublessor.  Sublessor shall have the right to review and approve (in its reasonable discretion) any and all documents, proposals, contracts and/or agreements related to the process of evaluating a proposed subcontractor.  Sublessor shall be permitted to provide input with respect to any and all infrastructure-related items.  Sublessor agrees that Subtenant shall have reasonable input with respect to those items set forth on Exhibit C.

Any and all reasonable and actual costs incurred by Sublessor in connection with the evaluation of a subcontractor proposed by Subtenant shall be payable by Subtenant, at Subtenant’s sole cost and expense, as Additional Rent hereunder.

37.           FURNITURE AND FIXTURES.  Audio/Visual equipment, telecommunications hardware and furniture currently located at the Office Park as of the date hereof shall not be construed as part of the premises subleased to Subtenant hereunder and shall remain under the exclusive use and control of Sublessor until such time as the same are removed by Sublessor, which equipment shall, be removed by Sublessor at the time it vacates the various portions of the Buildings unless the parties agree otherwise.  Sublessor shall promptly repair damage to the Buildings caused by its removal of such property, ordinary wear and tear and damage by casualty excepted; provided, however, that Sublessor shall not be required to make such repairs if Subtenant’s Alteration plans show such areas are to be demolished, significantly restructured or reconfigured.  Notwithstanding the foregoing, Sublessor shall leave for the use of Subtenant all removable floor-to-ceiling partitions and all affixed cabinets and counters.  Notwithstanding the foregoing, Sublessor shall not be required to remove anything in the walls or above the ceiling.

38.           HOLDING OVER.  If Subtenant retains possession of the Subleased Premises or any part thereof after the termination of this Sublease by expiration of the Term or otherwise, then, in addition to the rights and remedies provided for under Paragraph 31 of the Main Lease, Subtenant shall also pay Sublessor all other damages, costs, liabilities and expenses sustained by Sublessor by reason of Subtenant’s unlawful retention.  Without limiting any rights and remedies of Sublessor resulting by reason of the wrongful holding over by Subtenant, or creating any right in Subtenant to continue in possession of the Subleased Premises, all Subtenant’s obligations with respect to the use, occupancy and maintenance of the Subleased Premises shall continue during such period of unlawful retention.

39.           MISCELLANEOUS.

(a)           Sublessee represents and warrants that it is a corporation, validly existing and in good standing under the laws of the State of New Jersey, is qualified to transact business in the State of New Jersey, and that all corporate action necessary to authorize the execution of this Sublease has been taken and that each person signing this Sublease on behalf of Subtenant has been authorized to execute this Sublease.

(b)           Sublessor represents and warrants that it is a corporation, validly existing and in good standing under the laws of the State of Delaware, is qualified to transact business in the State of New Jersey, and that all corporate action necessary to authorize the execution of this Sublease has been taken and that each person signing this Sublease on behalf of Sublessor has been authorized to execute this Sublease.

(c)           Neither this Sublease nor a memorandum hereof shall be recorded or otherwise filed or made a matter of public record, and any attempt to record or file the same by Subtenant shall be deemed a default by Subtenant hereunder.

(d)           Time is of the essence of each and every provision of this Sublease.

(e)           THE SUBMISSION BY SUBLESSOR TO SUBTENANT OF THIS SUBLEASE SHALL HAVE NO BINDING FORCE OR EFFECT, SHALL NOT CONSTITUTE AN OPTION FOR THE LEASING OF THE SUBLEASED PREMISES, NOR CONFER ANY RIGHTS UPON EITHER PARTY UNTIL THE EXECUTION THEREOF BY

SUBLESSOR, SUBTENANT AND OVERLANDLORD AND THE DELIVERY OF AN EXECUTED ORIGINAL COPY THEREOF TO SUBLESSOR, SUBTENANT AND OVERLANDLORD.

(f)            This Sublease shall in no way be subject to or conditioned upon Subtenant’s receipt of any economic incentives or grants, other than the Tenant Allowance.

(g)           This Sublease may be executed by the parties hereto in any number of separate counterparts (including facsimile signature pages), all of which, when delivered, shall together constitute one and the same Sublease.

(h)           Notwithstanding anything to the contrary contained herein, in no event shall Sublessor be required or obligated to bring any cause of action against Overlandlord at law or in equity, including, but not limited to, any cause of action for money damages.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Sublessor and Subtenant have hereunto executed this Sublease as of the day and year first above written.

SUBLESSOR:

PHARMACIA & UPJOHN COMPANY, a Delaware corporation

By:	ALAN WEINER
	Name:	Alan Weiner
	Title:	Vice President

SUBTENANT:

DENDRITE INTERNATIONAL, a New Jersey corporation

By:	JOHN E. BAILYE
	Name:	John E. Bailye
	Title:	Chairman and Chief Executive Officer

This Sublease and the use permitted hereunder are hereby consented to as of this         day of                           , 2003, by the undersigned, the landlord under the Main Lease described herein.

JAYGRACE CO., L.L.C.

By:
Name:
Title:

Commencing on October 1, 2015 and continuing through the Expiration Date, PCM Leasing Liability Company (“PCM”) hereby agrees to be bound by all benefits, obligations and liabilities of Sublessor under this Sublease and all references in this Sublease to “Sublessor” shall be deemed to mean PCM from and after October 1, 2015 through the Expiration Date.

PCM LEASING LIMITED LIABILITY COMPANY, a Delaware limited liability company

By:	Pharmacia & Upjohn Company, a Delaware corporation, its sole member

	By:	ALAN WEINER
		Name:	Alan Weiner
		Title:	Vice President

Pharmacia Corporation (“Pharmacia”) hereby accepts all benefits, obligations and liabilities of Sublessor under this Sublease; provided, however, that in the event Sublessor shall fail to perform any covenant, term or condition of this Sublease upon Sublessor’s part required to be performed, or if Subtenant shall make any claim arising out of Subtenant’s occupancy or use of the Subleased Premises based upon any action or omission of Sublessor, Subtenant covenants and agrees that the aggregate liability of Pharmacia and Sublessor for any recovery of money judgment from Pharmacia and/or Sublessor from and after the date of this Sublease shall not exceed the Letter of Credit Amount.  In no event shall the stockholders, partners, directors, officers, agents or employees of Pharmacia (either individually or severally) and of Sublessor (either individually or severally) be personally liable for any such judgment.  Furthermore, in no event shall Subtenant be entitled to an award of incidental or consequential damages arising out of any breach by Sublessor.  This paragraph shall inure to the benefit of Pharmacia’s and Sublessor’s successors and assigns and its and their respective principals.

PHARMACIA CORPORATION, a Delaware corporation

By:	B. BAYALA
	Name:	Brian Bayala
	Title:	Vice President

OVERLANDLORD CONSENT TO SUBLEASE (this “Consent”)

(attached to and made a part of Sublease dated September 17, 2003 between

Pharmacia & Upjohn Company and Dendrite International, relating to premises commonly known as 1405 Route 206 and 1425 Route 206, Bedminster, New Jersey)

1.             Overlandlord acknowledges its receipt and review of  a copy of the Sublease.

2.             Overlandlord consents to and approves the Sublease and recognizes the Sublease as valid and effective.  Overlandlord also acknowledges that neither the execution or delivery of the Sublease shall cause a default or event of default under the Main Lease.  This Consent is given with the understandings that, except as expressly set forth in this Consent, (i) Overlandlord is not bound or estopped by any provision of the Sublease, (ii) nothing in this Consent shall relieve Pharmacia or PCM from its obligations under the Main Lease, and (iii) nothing in this Consent shall be deemed to amend any of the provisions of the Main Lease or waive any of Overlandlord’s rights and remedies under the Main Lease.

3.             Subject to paragraph 4 of this Consent, Overlandlord consents to and approves the alterations to the Subleased Premises proposed by Subtenant as shown by or described in a space plan (prepared by CUH2A, Architects, Engineers, Planners, P.C., dated August 19, 2003, 9 sheets), a four page memorandum (dated September 11, 2003) supplementing the space plan, and preliminary specifications (dated July 21, 2003, prepared by CUH2A, Architects, Engineers, Planners, P.C., project no. 0673-002.04, 73 pages) (collectively, the “Special Alterations”).  Overlandlord’s consent to and approval of the Special Alterations (i) shall not relieve any party from obtaining Overlandlord’s consent to any further alterations if and to the extent such consent is required by the terms of the Main Lease, (ii) shall not constitute or be construed as a representation or agreement by Overlandlord that the Special Alterations are in compliance with Laws (as defined in the Main Lease), and (iii) shall not relieve any party of its obligation to comply with the specific requirements of the Main Lease governing the actual performance of Alterations (as defined in the Main Lease).  In addition to and not in limitation of the foregoing, and notwithstanding anything stated elsewhere in this Consent to the contrary, (y) any generator installed outside of either Building in connection with the Special Alterations must be set back a minimum of 150 feet from the Building, must be enclosed for sound attenuation, and must otherwise have visual screening in accordance with local codes (it being understood for purposes of this clause (y) that a generator installed in the basement level of a parking garage is not considered to be installed outside of either Building), and (z) the result of the Special Alterations will not be to either (1) reduce the capacity of the HVAC or other Building system, or (2) materially impair the normal functioning of the HVAC or other Building system.

4.             Except for movable furniture, artwork, office machines and supplies, communications equipment, and generators (including ancillary equipment thereto such as switching gear), all of the Special Alterations shall become the property of Landlord upon installation.  For purposes of clarification, it is acknowledged that, since the generators and  ancillary equipment are not to become Landlord’s property, the same shall be deemed to be part of “Tenant’s Property” under the Main Lease.

1

5.             This Consent does not include consent to any amendment to the Sublease or to any assignment of the Sublease by Subtenant or any underletting or sub-subleasing of all or any portion of the Subleased Premises by Subtenant, if and to the extent such consent from Overlandlord is required by the terms of the Main Lease.

6.             The signatures on this Consent may be delivered by facsimile in lieu of an original signature.

JAYGRACE CO., L.L.C.

By:	SIMON HALEGOUA
Simon Halegoua
Its:	Member and Authorized Signatory

October 31, 2003

2